UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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CONMED CORPORATION
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CONMED CORPORATION

525 French Road

Utica, New York 13502

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on Thursday, May 15, 2008 at 3:30 p.m. (New York time), for the following purposes:

(1)	To elect seven directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCooperss, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The shareholders of record at the close of business on March 31, 2008, are entitled to notice of, and to vote at the Annual Meeting or any adjournment thereof.

Even if you plan to attend the Annual Meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,
/s/ Heather L. Cohen
Heather L. Cohen Secretary

April 14, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL
MEETING OF SHAREHOLERS TO BE HELD MAY 15, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.conmed.com under Investors under Shareholder Meeting Information.

CONMED CORPORATION
525 French Road
Utica, New York 13502

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 15, 2008

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 15, 2008, at 3:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment thereof (“the Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company’s Annual Report to Shareholders are being mailed on or about April 14, 2008, to all shareholders of record on March 31, 2008. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

The persons named as proxies are Joseph J. Corasanti and Daniel S. Jonas, who are, respectively, the Chief Executive Officer and President, and the Vice President – Legal Affairs and General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the 2008 Annual Meeting will be tabulated by a representative of the Registrar and Transfer Company, which has been appointed by the Company’s Board of Directors to serve as inspector of election.

VOTING RIGHTS

The holders of record of the 28,627,208 shares of Common Stock outstanding on March 31, 2008 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal (1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposal (2) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for” all portions of items (1) and (2) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and (2) are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting.

PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING

There are two proposals expected to be submitted for shareholder approval at the Annual Meeting. The first concerns the election of directors. The second concerns ratifying the appointment of PricewaterhouseCoopers, LLP, as the Company’s independent registered public accounting firm (independent accountants).  These proposals are more fully described below.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Corporate Governance and Nominating Committee of the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

The Board of Directors presently consists of eight directors.  Mr. Matthews has chosen not to stand for re-election.  Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE 2008 ANNUAL MEETING

Name	Age	Served As Director Since	Principal Occupation or Position with the Company

Eugene R. Corasanti	77	1970	Chairman of the Board of Directors and Vice Chairman of the Company.

Joseph J. Corasanti	44	1994	Chief Executive Officer and President of the Company; Director of the Company; Director of II-VI, Inc. (Nasdaq: IIVI).

Bruce F. Daniels	73	1992
Executive, retired; former Controller of Chicago Pneumatic Tool Company; Director of the Company. As noted below, the Board of Directors has determined that Mr. Daniels is independent, and is a financial expert.

Jo Ann Golden	60	2003	Partner of Dermody, Burke and Brown, CPAs, LLC (accountants); Director of the Company. As noted below, the Board of Directors has determined that Ms. Golden is independent, and is a financial expert.

Stephen M. Mandia	43	2002	Chief Executive Officer of East Coast Olive Oil Corp.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Mandia is independent.

Stuart J. Schwartz	71	1998	Physician, retired; Director of the Company. As noted below, the Board of Directors has determined that Dr. Schwartz is independent.

Mark E. Tryniski	47	2007
President and Chief Executive Officer of Community Bank System, Inc. in DeWitt, New York (NYSE: CBU); former partner of PricewaterhouseCoopers LLP in Syracuse, New York; Director of the Company.  As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is a financial expert.

   More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters – Directors, Executive Officers, Senior Officers and Nominees for the Board of Directors.

   The Board of Directors recommends a vote FOR this proposal.

PROPOSAL TWO: INDEPENDENT ACCOUNTANTS

The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as independent accountants for 2008, subject to shareholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2008. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2008.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2009 Annual Meeting, which currently is expected to be scheduled on or about May 14, 2009, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 15, 2008. All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2009 Annual Meeting or to propose nominees for election as directors at the 2009 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section 1.13 of the Company’s by-laws and to be considered timely, notice of a proposal must be received by the Company between February 13, 2009 and March 15, 2009.

CORPORATE GOVERNANCE MATTERS
  DIRECTORS, EXECUTIVE OFFICERS, SENIOR OFFICERS AND
  NOMINEES FOR THE BOARD OF DIRECTORS

Director Nominees

EUGENE R. CORASANTI (age 77) has served as Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti also served as the Company’s Chief Executive Officer since its founding through December 31, 2006 and continues to serve as Vice Chairman.  Prior to the founding of the Company, Mr. Corasanti was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti’s son, Joseph J. Corasanti, is Chief Executive Officer and President and a Director of the Company.

JOSEPH J. CORASANTI (age 44) has served as Chief Executive Officer and President since January 1, 2007, having served as President and Chief Operating Officer of the Company since August 1999 and as a Director of the Company since May 1994. Mr. Corasanti is also a member of the Board of Directors of II-VI, Inc. (Nasdaq: IIVI), a manufacturer of optical and electro-optical components and devices for infrared, e-ray, gamma-ray, telecommunication and other applications, where Mr. Corasanti is a member of the audit committee. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 and Executive Vice-President/General Manager of the Company from August 1998 to August 1999. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law.  Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman of the Board and Vice Chairman of the Company.

BRUCE F. DANIELS (age 73) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College of Syracuse University. The Board of Directors has determined that Mr. Daniels is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

JO ANN GOLDEN (age 60) has served as a Director of the Company since May 2003.  Ms. Golden is a certified public accountant and has been the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm. Ms. Golden was the past President of the New York State Society of Certified Public Accountants (“the State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education.  Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

STEPHEN M. MANDIA (age 43) has served as a Director of the Company since July 2002. Mr. Mandia has been the Chief Executive Officer of East Coast Olive Oil Corp. since 1991. Mr. Mandia also possesses financial ownership and sits on the board of ECOO Realty Corp. and Northside Gourmet Corporation. Mr. Mandia holds a B.S. Degree from Bentley College, located in Waltham, Massachusetts, having also undertaken undergraduate studies at Richmond College in London. The Board of Directors has determined that Mr. Mandia is independent within the meaning of the rules of the Securities and Exchange Commission.

STUART J. SCHWARTZ (age 71) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and an M.D. degree from SUNY Upstate Medical College, Syracuse. The Board of Directors has determined that Dr. Schwartz is independent within the meaning of the rules of the Securities and Exchange Commission.

MARK E. TRYNISKI (age 47) has served as a Director of the Company since May 2007.  He is the President and Chief Executive Officer of Community Bank System, Inc.  (NYSE:CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006.  From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer.  Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP in Syracuse, New York.  Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego.  The Board of Directors has determined that Mr. Tryniski is independent, and an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

The Board of Directors has determined that Messrs. Daniels, Mandia, and Tryniski, and Ms. Golden and Dr. Schwartz, have no material relationship with the Company and are independent under the standards of the Nasdaq Stock Market.

After conducting a self-assessment, the Board agreed that the independent directors would meet in executive session after at least two Board meetings each year. Currently there is no lead director, and the independent directors designate, on a rotational basis, which director will preside at each executive session.

The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Matthews, a director since 1997, has decided not to stand for election at the 2008 Annual Meeting. Eugene R. Corasanti’s employment is subject to an employment agreement which is terminable at will, as further described below.  Joseph J. Corasanti’s employment is subject to an amended and restated employment agreement which expires on December 31, 2009. The Company’s other officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Executive Officers

WILLIAM W. ABRAHAM (age 76) joined the Company in May 1977 as General Manager. He served as the Company’s Vice President-Manufacturing and Engineering from June 1983 until October 1989. In November of 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College of Syracuse University.

DAVID A. JOHNSON (age 45) joined the Company as VP, Operations in February and became the VP, Global Operations and Supply Chain in February 2008. Prior to joining the Company, Mr. Johnson held positions of VP, Global Operations and VP/GM at Invacare. He also held various Operations and General Manager roles at Chattanooga Group and Stryker Corporation. He holds a B.A. degree in Biology/Business from Albion College and an MBA in Operations/Supply Chain from Michigan State.

DANIEL S. JONAS (age 44) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999.  In September 1999 through July 2005, Mr. Jonas assumed responsibility for certain of the Company's Regulatory Affairs and Quality Assurance Departments.  In March 2003, Mr. Jonas also became responsible for the administration of the Company's ethics policy.  Mr. Jonas is also a director and secretary of MedTech Association, Inc.  Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995.  Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

JANE E. METCALF (age 51) joined the Company in July 2005 as the Vice President of Corporate Regulatory Affairs.  Prior to her employment with the Company, Ms. Metcalf was the Vice President of Quality Assurance and Regulatory Affairs at 3F Therapeutics in Lake Forest, California, from June 2003 through June 2005, and held the position of Vice President Development Systems and Vice President Quality Assurance and Regulatory Affairs for Avail Medical in Santa Ana, California, from April 2000 through May 2003.  Prior to that, Ms. Metcalf held management positions with Medtronic and Allergan.  Ms. Metcalf holds a B.S. in Chemical Engineering from the University of Massachusetts, and an M.B.A. from the University of California.

LUKE A. POMILIO (age 43) joined the Company as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of the Company’s manufacturing and research and development activities. Prior to his employment with the Company, Mr. Pomilio served as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for Price Waterhouse LLP where he most recently served as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting from Clarkson University.

ROBERT D. SHALLISH, Jr. (age 59) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master’s degree in Accounting from Syracuse University.

Senior Officers

TERENCE M. BERGÉ (age 38) joined the Company in June 1998 as Assistant Corporate Controller and has served as the Company’s Treasurer since March 2008.  Prior to joining the Company, Mr. Bergé was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager.  Mr. Bergé is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

HEATHER L. COHEN (age 35) joined the Company in October 2001 as Associate Counsel, has served as Deputy General Counsel since March 2002 and as the Company’s Secretary since March 2008.  Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001.  Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

DAVID R. MURRAY (age 60) joined the Company in July 2004 as the President of CONMED Electrosurgery.  Mr. Murray was self-employed as a consultant to medical device businesses from 2001 through 2004, and served as the President and Chief Executive Officer of Cryogen, Inc. from 1996 through 2001. Mr. Murray holds a B.S. in Industrial Management from Purdue University, and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

JOHN J. STOTTS (age 51) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. In January 2000, Mr. Stotts became Vice President - Marketing and Sales for Patient Care Products, a position now referred to as Vice President – Patient Care. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

DENNIS M. WERGER (age 54) joined the Company in November 2004 as the Vice President and General Manager of CONMED Endoscopic Technologies (“CET”). From October 2002 until November 2004, Mr. Werger was the President and Chief Operating Officer of Granit Medical Innovations, LLC in Nashua, N.H. and New York, N.Y. Prior to that, Mr. Werger was the Vice President of Marketing for the Endoscopic Technologies division of C.R. Bard in Billerica, MA, having held other positions with C.R. Bard prior to that. Mr. Werger holds a B.S. in Accounting degree from Mt. St. Mary’s College, and a Masters in Business Administration from the University of Phoenix in Denver, Colorado.

FRANK R. WILLIAMS (age 59) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989, Mr. Williams was named Vice President-Business Development. In November 1995, he was named Vice President-Technology Assessment and in January 2000, was also named Vice President-Research and Development and Marketing for Minimally Invasive Surgical Products, a position now known as Vice President - Endosurgery. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The full Board of Directors met six times in person or by telephone conference call, and did not have any votes by unanimous consent during 2007. Each director attended or acted upon 100% of the total 2007 full board meetings except one director was unable to attend one meeting.

Board Committees:
The Company’s Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.  Members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Bruce F. Daniels, Chairman	William D. Matthews, Chairman	Stephen M. Mandia, Chairman
Jo Ann Golden	Bruce F. Daniels	William D. Matthews
William D. Matthews	Stephen M. Mandia	Stuart J. Schwartz
Mark E. Tryniski	Stuart J. Schwartz

The Audit Committee consists of four independent directors.  As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside auditors to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent auditors; (e) pre-approving all services permitted by law to be performed by the independent auditors, (f) approving all related-party transactions; and (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee has delegated its authority to pre-approve work by the independent auditors and related party transactions to the Chairman of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met eleven times during 2007. All members of the Audit Committee attended every meeting, with the exception of one director who was unable to attend one meeting. The current Audit Committee Charter is available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS”, then “SEC FILINGS” and then “CORPORATE GOVERNANCE”.  The charter is also available in print to any shareholder who requests it.

The Compensation Committee consists of four independent directors.  As set forth in its charter the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s officers. The Compensation Committee met five times during 2007. All members of the Compensation Committee attended every meeting. Dr. Schwartz was nominated and elected by the Board of Directors to the Committee in November 2007.  He attended all meetings since his election.  The current Compensation Committee Charter is available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS”, then “SEC FILINGS” and then “CORPORATE GOVERNANCE”.  The charter is also available in print to any shareholder who requests it.

The Corporate Governance and Nominating Committee consists of three independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for Shareholder Proposals for the Annual Meeting. The Corporate Governance and Nominating Committee met three times during 2007. All members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS”, then “SEC FILINGS” and then “CORPORATE GOVERNANCE”.  The charter is also available in print to any shareholder who requests it.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by applicable listing standards of the Nasdaq Stock Market, in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Daniels, Matthews and Tryniski qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations. In addition, the Audit Committee and Board of Directors have determined that Ms. Golden, who is engaged professionally in the practice of auditing and accounting (although her service on the Board and on the Committee is not an engagement for the purpose of auditing or accounting), qualifies as an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on March 17, 2004. A copy of the amended and restated charter was attached to the 2004 proxy statement and is available on the Company’s Web site.

Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended and restated charter.

In this context, the Audit Committee has met on numerous occasions and held discussions with management and with the independent auditors, including executive meetings without management present. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Communication with Audit Committees).

CONMED’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. In this regard, the Audit Committee has determined that the provision of non-audit services by the independent auditors is compatible with the auditors’ independence in light of the nature and extent of permissible non-audit services provided to the Company.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Bruce F. Daniels (Chair)	Jo Ann Golden
William D. Matthews	Mark E. Tryniski

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on February 29, 2004. A copy of the amended and restated charter is attached to the 2004 proxy statement and is available on the Company’s web site.

The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. To date, the Corporate Governance and Nominating Committee has not retained the services of any third party to assist in the process of identifying or evaluating candidates, although this could change should circumstances warrant the services of a third party. Likewise, the Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2009 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).

Submitted by the Corporate Governance and Nominating Committee,

Stephen M. Mandia (Chair)	William D. Matthews
Stuart J. Schwartz

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter explaining that the correspondence is intended for the Board of Directors. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. In addition, questions may be posed to directors during the question and answer period at the Annual Meeting of Shareholders. The Company has no formal policy requiring that directors attend the Annual Meeting of Shareholders, although the Company’s expectation is that all directors will attend absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all but one director were present at the 2007 Annual Meeting of Shareholders.

ETHICS DISCLOSURE

The Company has adopted, as of March 31, 2003, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is generally available through the “Investors” section of the CONMED Corporation web site (http://www.conmed.com), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third-party, which will alert the Chair of the Audit Committee of the Board of Directors if and when it receives any anonymous reports.  No waivers under the Ethics Policy have been granted.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2007, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2006 and December 31, 2007, and all other audit related, and tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2007	2006
Audit Fees and Expenses:
Audit of Annual Financial Statements and Interim Reviews	$1,120,000	$1,254,000
Audit of Internal Control over Financial Reporting	Included above	Included above
SEC Registration Statements	$7,500	$10,000
Total Audit Fees and Expenses	$1,127,500	$1,264,000
Audit Related:
Benefit Plan Audits	$0	$0
Tax:
Tax Compliance and Consulting Services	$135,000	$351,300
All Other:
Research Service License	$1,500	$1,500
Total Fees and Expenses	$1,264,000	$1,616,800

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent auditors. Consistent with applicable laws, the procedures permit one or more members of the Audit Committee to approve such services pursuant to authority delegated by the Audit Committee, provided the Audit Committee is informed.

COMPENSATION DISCUSSION AND ANALYSIS

The Company believes that compensation should be heavily influenced by the Company’s financial performance.  The objective of the compensation program is to provide a balance between short and long term performance, and to attract, motivate and retain executives.   In particular, the executive compensation program is designed to reward improvements in earnings, sales and other financial metrics, as well as operating results and improvements in individual performance.   Further, executive employment, advancement and compensation is contingent on demonstrating high ethical standards and compliance with governmental and regulatory standards.  Competition for and retention of executives with the experience and qualifications to achieve our business goals are key considerations in the compensation program.

The current compensation is comprised of five components:

•	Salary: a base salary based on position;
•
Non-Equity Incentive Plans:  executive and senior officers participate in an annual Executive Incentive Plan, generally based on corporate-wide or division-specific earnings-related objectives measured over the course of a particular year, paid in cash;

•	Discretionary Bonuses: executive and senior officers may be awarded a discretionary bonus from time to time;
•	Equity Compensation: equity compensation is awarded to align the interests of management with the interests of shareholders over the long term; and
•	Perquisites: the Company provides certain perquisites that are deemed customary and necessary to attract and retain executive talent.

The components, or elements within a component, may change to adjust to the market competitiveness for executive talent.  There is no pre-established formula setting the relative weight to these components.

The Compensation Committee is responsible for and oversees all aspects of compensation for executive and senior officers as well as certain other key employees.  The Committee relies on certain executive officers, and the Chief Executive Officer in particular, to make recommendations on compensation levels.

The Compensation Committee reviews compensation for similar positions at other corporations within a designated peer group of companies that includes other public medical device companies.  Some of the peer companies are larger, and some smaller when measured both with respect to revenues and/or market capitalization.  The purpose of the review is to ensure that the Company’s overall compensation levels, and the components thereof, are appropriate in light of the nature of the medical device business and the talent for which we compete.  There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet.  The list of such companies reviewed may from time to time include the following: American Medical Holdings, Inc., Arthrocare Corporation, CR Bard, Inc., Datascope Corp., Integra Life Sciences Holdings Corporation, Orthofix International N.V., and Wright Medical Group, Inc..

The Compensation Committee may revise the list of peer companies used for benchmarking purposes as appropriate for reasons including, but not limited to, changes in revenues, market capitalization, and the medical device industry so that the peer companies include those companies with whom we compete for executive talent.  We have revised the list of peer companies from 2006 to focus on comparable medical device companies as well as to eliminate those companies that have since been privatized.

Salary

Base salary is an integral component of the total compensation program.

A named executive officer’s (an “NEO”) salary is initially established based upon an evaluation of the marketplace and the responsibilities of the NEO.  Absent a promotion or some other unusual circumstance, salaries are reviewed once per year.  Although there is no fixed formula used to select the amount of the increase, the criteria considered include the individual NEO’s performance and responsibilities, the Company’s performance, and any increase in the cost of living, although no specific inflation index is used for this factor.  In this review process, the Compensation Committee considers the recommendation of the CEO in reviewing and approving the base salaries of the executive and senior officers at a meeting of the Compensation Committee in the April/May time frame, with the final decisions made by the Compensation Committee and Board of Directors following the annual shareholders meeting in May.

Under the terms of the CEO’s employment agreement, there is a specified minimum level of salary and deferred compensation that must be awarded to the CEO and under the terms of his employment agreement as amended as of October 31, 2006 and effective as of January 1, 2007, the minimum amounts were $450,000 in salary, and $150,000 in deferred compensation.  In 2007, as a result of interim raises in salary, the base salary for the CEO, was increased by five percent from $450,000 to $472,500.    The Company increased the other NEOs’ salaries by five to six percent during 2007.

Non-Equity Incentive Plans

The performance goal and target bonus percentage for the Executive Incentive Plan are established in the first quarter of the year, with the approval of the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.  For 2007, the performance goal for NEOs at a corporate level was $1.20 earnings per share, net of unusual charges or credits, and specifically excluded any recovery realized or expenditures incurred in litigation against Johnson & Johnson.  For 2007, the Executive Incentive Plan for NEOs at a business unit level was based on earnings before interest and taxes of the applicable unit.    The target bonus percentage for NEOs in 2007 with corporate-wide responsibility was 30% of base salary, with a maximum incentive payment of 70% of salary if earnings per share of 112.5% or more of target was achieved.   For Mr. Woodard, the target bonus percentage was 40% of base salary, with a maximum incentive payment of 100% if 105.5% or more of the target was achieved.

In 2007, the actual incentive earned by Mr. J. Corasanti, Mr. Shallish, Mr. Jonas, and Mr. Pomilio was 70% of base salary based on the Company achieving $1.37 earnings per share excluding unusual or extraordinary charges or credits, and exclusive of the expenses and recovery from Johnson & Johnson in the antitrust litigation.    For Mr. Woodard, the actual incentive earned was 70% of salary based on the results of his business unit.

For the NEOs with corporate-wide responsibilities, the 2008 Executive Incentive Plan establishes a performance goal of $1.50 earnings per share, net of unusual charges or credits, which is within the range of $1.48 to $1.56 that the Company provided as guidance in the first quarter of 2008.  The minimum target bonus percentage remains at 30% of base salary.

Discretionary Bonus

The Committee also has the discretion, upon the recommendation of the CEO and certain executive officers, to review at year-end a business unit’s actual results, and may consider certain mitigating factors, such as one-time costs or other unique events not contemplated at the time the goals were established.  The Committee in such circumstances may also consider the need to attract and retain executive talent.  In such instances, a discretionary bonus may be awarded to adjust for these factors.  No NEOs earned a discretionary bonus in 2007.

Equity Compensation

Equity compensation, in the form of stock options, stock appreciation rights (“SARs”) or restricted stock units (“RSUs”), is awarded to align the interests of NEOs with those of shareholders, encourage long-term retention, and to provide a counter-balance to the incentives offered by the Executive Incentive Plan which reward the achievement of short-term performance goals.

The Company’s equity compensation awards generally provide for no shorter than five year vesting periods.  The exercise price on all outstanding options and SARs is equal to the quoted fair market value of the stock at the date of grant.  RSUs are valued at the market value of the underlying stock on the date of grant.  Stock options, SARs and RSUs are generally non-transferable other than on death and expire ten years from date of grant.  SARs are only settled in shares of the Company’s stock.

During 2007, Mr. J. Corasanti, received 25,000 RSUs and 62,500 SARs.  Mr. Shallish, Mr. Jonas and Mr. Pomilio each received 4,000 RSUs and 10,000 SARs.  Mr. Woodard received 2,000 RSUs and 5,000 SARs.

For NEOs, the process for the awarding of equity compensation generally coincides with annual salary increases reviewed in the April/May time frame.  Beginning in 2008, equity compensation may be determined during the April/May timeframe with the grant not to be awarded until June 1st or the closest business day to this date for ease of administration.

Retirement Benefits

All employees, including the NEOs, in the United States are eligible to participate in the Retirement Pension Plan and Retirement Savings Plan.  The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

Retirement Pension Plan

As of January 1, 2004, the Aspen Laboratories, Inc. Retirement Plan (“Aspen Plan”) and the Linvatec Corporation Income Plan (“Linvatec Plan”) were merged with the CONMED Corporation Pension Plan “D” (“CONMED Plan”) which was renamed the CONMED Corporation Retirement Pension Plan (“Retirement Plan”).

Under the Retirement Plan, upon the later of the attainment of age 65 or the completion of 5 years of participation, employees are entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant's average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is 100% vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity.

For employees who met the eligibility requirements of the CONMED Plan as of December 31, 2003, the calculation of benefits under the Retirement Plan is the greater of (i) the benefit earned under the CONMED Plan as of December 31, 2003 is calculated or (ii) the benefit under the new formula provided by the Retirement Plan is calculated based on the date of retirement or otherwise terminate employment.

For employees who met the eligibility requirements of the Linvatec Plan as of December 31, 2003, the calculation of benefits under the Retirement Plan is the greater of (i)  the benefit earned under the Linvatec Plan as of December 31, 2003 is calculated or (ii) the benefit under the new formula provided by the Retirement Plan is calculated based on the date of retirement or otherwise terminate employment.

For employees who met the eligibility requirements of the Aspen Plan as of December 31, 2003, the calculation of benefits under the Retirement Plan is the greater of (i)  the benefit earned under the Aspen Plan as of December 31, 2003 is calculated or (ii) the benefit under the new formula provided by the Retirement Plan is calculated based on the date of retirement or otherwise terminate employment.

Retirement Savings Plan

The Savings Plan is a tax-qualified retirement savings plan pursuant to which all employees are eligible after completing three months of service, including the NEO’s who meet the Plan’s requirements.  A participant can contribute 1 to 50 percent (16% prior to January 1, 2002) of his or her annual compensation, as defined, up to the maximum annual limitations as provided by the Internal Revenue Code (“IRC”). The Company matches 50 percent of each participant's contribution up to a maximum of 6 percent of participant compensation.  All employee contributions are fully vested upon contribution.  All matching contributions vest upon completion of five years of service.

Perquisites

The Company also provides certain perquisites to the NEOs, to provide convenience and support services that the Company views as customary and necessary to attract, motivate and retain executive talent.  These include car allowances (although in limited cases the Company has also leased the NEOs’ cars directly), long term care insurance, and reimbursement of country club dues.  These perquisites are discussed in more detail below in the Summary Compensation Table.

In the case of Mr. J. Corasanti, the Company is contractually obligated to reimburse certain legal or accounting fees and to provide payments to Mr. J. Corasanti in an amount sufficient to allow him to continue to pay the premiums due on a split-dollar life insurance policy.  During 2007, $47,654 was awarded to Mr. J. Corasanti, of which $27,020 related to premium and $20,634 was intended as a “gross-up” to reimburse Mr. J. Corasanti for the tax liability created by the payment.

Employment Contracts

As a general matter, NEOs are employees at will and have no employment contracts.  The exception to this general policy is the employment agreement for the CEO as well as Change in Control severance agreements for all NEOs.

A.  CEO Employment Agreement

Consistent with the Company’s compensation policy, the Board of Directors believes that compensation of Joseph J. Corasanti, the Company’s Chief Executive Officer, should be heavily influenced by company performance, long-term growth and strategic positioning, as well as regulatory and ethics compliance. Therefore, although there is necessarily non-performance-based pay reflected in providing a salary to him, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. Mr. J. Corasanti has an employment agreement with the Company, extending from January 1, 2000 through December 31, 2009 (the “CEO Employment Agreement”).  This agreement was amended and restated as of November 12, 2004 whereby Mr. J. Corasanti began serving as the Chief Operating Officer of the Company and received an annual salary of not less than $375,000.  Mr. J. Corasanti also received deferred compensation of $100,000 per year with interest at 10% per annum for payments accrued through December 31, 2004, with payments of $125,000 to accrue in each year commencing December 31, 2005 with interest at two percent above prime per annum, payable upon his departure or retirement, or to his beneficiaries at death.  This agreement was amended October 31, 2006 and became effective January 1, 2007 increasing the minimum base annual salary to $450,000 and increasing the minimum award of deferred compensation to $150,000 per annum before interest in connection with Mr. J. Corasanti assuming the expanded role and responsibilities of the Chief Executive Officer (“CEO”) position.  Mr. J. Corasanti is entitled to participate in the Company’s employee equity compensation plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. Mr. J. Corasanti is also entitled to be paid an amount sufficient after the payment of applicable taxes to permit Mr. J. Corasanti to purchase certain life insurance policies. In the event that the Board of Directors should fail to re-elect Mr. J. Corasanti as chief executive officer or should terminate his employment for reasons other than just cause, Mr. J. Corasanti will become entitled to receive a lump sum payment equal to the result of multiplying the greater of three or the number of years and fraction thereof then remaining in the term of employment by his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three fiscal years prior to such early termination, and shall continue to receive other employment benefits, for the greater of three years or the balance of the CEO Employment Agreement’s term. In the event of Mr. J. Corasanti’s death or disability, Mr. J. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the CEO Employment Agreement’s term and in the case of life and health insurance benefits, such coverage will continue through the terms of his and his wife’s lives. If, during the term of Mr. J. Corasanti’s employment under the CEO Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. J. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. J. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of three years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied.

B.  Change In Control Severance Agreements

As a general rule, the Company does not enter into separate severance or employment agreements other than with the Chief Executive Officer and the Vice Chair.  The Company, however, does have outstanding agreements with the NEOs. These agreements provide that the NEOs will not, in the event of the commencement of steps to effect a Change in Control (defined generally as an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors) voluntarily leave the employ of the Company until the potential Change in Control has been terminated or until a Change in Control has occurred.

In the event of a termination of the individual’s employment other than for cause as that term is defined in the agreement, or if the executive resigns for good reason as that term is defined within the agreement, within two years and six months of a Change in Control, the NEO is entitled to three years’ salary and bonus (calculated as the largest bonus earned by the executive in the preceding three years), retirement benefits equal to the benefits he would have received had he completed three additional years of employment, continuation of all life, accident, disability, health, or other fringe benefits for three years, as well as a gross-up for any excise or other tax that may become due as a result of such Change in Control.

The Board of Directors of the Company may terminate any such agreement upon three years prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any NEO who is affiliated with any group seeking or accomplishing a Change in Control.

All of the Company’s equity compensation awards contain provisions that accelerate vesting upon a change in control, which is defined generally as an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors.

C.  Split-Dollar Life Insurance

Prior to December 31, 2001, the Company had paid certain premiums associated with split-dollar life insurance policies with face amounts totaling $2,500,000 for the benefit of Joseph J. Corasanti. The Company has not paid or accrued premiums since fiscal year 2001. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. J. Corasanti, and at December 31, 2007, the aggregate amount due the Company from Mr. J. Corasanti related to these split-dollar life insurance policies is $279,740. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. J. Corasanti’s death and the balance of the policy will be paid to Mr. J. Corasanti’s estate or beneficiaries.

In connection with the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”) and the general prohibition against loans to officers, subject to an exception for certain pre-existing loan arrangements, the Board of Directors and management opted, as of October 2002, to stop making the premium payments which previously had been accounted for as loans pending further clarification of the regulations and interpretation of the Act. The policies for which the Company had previously been funding premium payments have cash balances sufficient to permit the payment of premiums. The Board of Directors and management may, however, elect to resume such payments if management and the Board of Directors conclude that the obligation to make such payments was maintained by the Company on the date of the enactment of the Act and was not materially modified pursuant to Section 402 of the Act and the implementing regulations, or if such payments are otherwise permitted.

Tax Considerations

Although the Company’s Board of Directors, including its Compensation Committee, retains full discretion to structure executive compensation in the best overall interests of the Company, the Board of Directors will consider the implications of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder in structuring and managing executive compensation. The Board’s consideration of Section 162(m) may include, among other things, structuring compensation as qualified performance-based compensation, requesting that executive officers defer compensation in excess of $1 million per year, and requesting that executive officers delay the exercise of stock options if such exercise would lead to the related compensation being non-deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

William D. Matthews (Chair)	Bruce F. Daniels
Stephen M. Mandia	Stuart J. Schwartz

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total
Joseph J. Corasanti, Chief Executive Officer	2007	$464,063	$0	$193,140	$353,936	$330,750	$41,765	$80,460	$1,464,114
	2006	$408,332	$0	$62,620	$219,944	$268,710	$45,146	$83,755	$1,088,507

Robert D. Shallish, Jr., Chief Financial Officer and Vice President- Finance	2007	$243,056	$0	$30,914	$141,308	$172,509	$24,127	$21,187	$633,101
	2006	$232,414	$0	$10,025	$158,037	$152,559	$37,310	$22,432	$612,777

Gerald G. Woodard, President – CONMED Linvatec (8)	2007	$290,408	$0	$15,452	$86,474	$207,692	$25,005	$20,973	$646,004

Daniel S. Jonas, General Counsel & Vice President – Legal Affairs	2007	$220,143	$0	$30,914	$146,041	$156,155	$3,683	$35,312	$592,248
	2006	$210,488	$0	$10,025	$153,642	$138,096	$10,605	$20,694	$543,550

Luke A. Pomilio, Vice President – Corporate Controller	2007	$218,707	$0	$30,914	$141,531	$155,602	$2,817	$17,299	$566,870

(1)
Salary reflects actual salary earned during 2007 and 2006.  Salary levels are adjusted annually following the Annual Shareholders meeting.  Accordingly, salary levels listed in Compensation Discussion and Analysis (the “CDA”) may not match amounts actually paid during the course of the year.

(2)	There were no bonuses earned during the year.

(3)
Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to restricted stock units (“RSUs”) granted in 2006 and 2007. The assumptions made in the valuation of these awards are set forth in Note 7, Shareholder’s Equity, to the Consolidated Financial Statements in Item 15 to Company’s 2007 Annual Report on Form 10-K (available at http://www.conmed.com).  RSUs are amortized over five years in accordance with the terms of the RSU agreements. RSUs are discussed in the CD&A and in the Grants of Plan-Based Awards table of this Proxy Statement.

(4)
Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FAS 123R with respect to stock appreciation rights (“SARs”) granted in 2006 and 2007 and stock options granted in prior years. The assumptions made in the valuation of these awards are set forth in Note 7, Shareholder’s Equity, to the Consolidated Financial Statements in Item 15 to the Company’s 2007 Annual Report on Form 10-K.  SARs are amortized over five years in accordance with the terms of the SAR agreements.  Stock Options and SARs are discussed in the CD&A and in the Grants of Plan-Based Awards table of this Proxy Statement.

(5)	Non-Equity Incentive Plan Compensation represents earnings under the Company’s Executive Incentive Plan as more fully described in the CD&A.

(6)
Amounts in this column represent the increase in the actuarial value of defined benefit plans during 2006 and 2007.  Actuarial value is computed based on FASB Statement No. 87 assumptions discussed in Note 9, Employee Benefit Plans, to the Consolidated Financial Statements in Item 15 to the Company’s 2007 Annual Report on Form 10-K.  Mr. J. Corasanti’s pension value decreased $971 during 2007 as a result of a change in the discount factor applied to the present value calculation.  Pursuant to SEC regulations, this negative value is not reflected in the amounts shown in column (g).

In addition, Joseph J. Corasanti also earns deferred compensation as more fully described in the CD&A.  This table reflects only that interest earned on deferred compensation amounts that are considered to be above-market. This above market interest amounted to $41,765 and $32,837 for 2007 and 2006, respectively.

(7)
All Other Compensation consists of the following: (i) company contributions, if any, to employee 401(k) plan accounts on the same terms offered to all other employees, (ii) payments relating to automobile leases and/or allowances,  (iii) payments for supplemental long term care insurance policies for J. Corasanti, R. Shallish, and D. Jonas in 2006 and J. Corasanti, R. Shallish, D. Jonas and L. Pomilio in 2007, (iv) reimbursement for country club and/or other club membership fees for J. Corasanti, R. Shallish, and D. Jonas in 2006 and all NEO’s in 2007, (v) tax services for J. Corasanti and D. Jonas, and (vi) airline club fees for D. Jonas.   The amount attributable to each perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officers, except as described below.

With respect to Mr. J. Corasanti, All Other Compensation also includes reimbursements for certain insurance policy premiums in the amount of $31,442 and $27,020 in 2006 and 2007, respectively, and the related tax “gross-up” as provided for in his Amended and Restated Employment Agreement, which is further described in the CD&A.  All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.

(8)	Gerald G. Woodard resigned from the Company effective January 30, 2008.

Grants of Plan-Based Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Joseph J. Corasanti	5/17/2007 5/17/2007 N/A	- - -	- - 141,750	- - 330,750	- - -	- - -	- - -	- 25,000 -	62,500 - -	$29.92 - -	$741,663 $748,000 -

Robert D. Shallish, Jr.	5/17/2007 5/17/2007 N/A	- - -	- - 73,932	- - 172,509	- - -	- - -	- - -	- 4,000 -	10,000 - -	$29.92 - -	$118,666 $119,680 -

Gerald G. Woodard	5/17/2007 5/17/2007 N/A	- - -	- - 118,042	- - 295,105	- - -	- - -	- - -	- 2,000 -	5,000 - -	$29.92 - -	$59,333 $59,840 -

Daniel S. Jonas	5/17/2007 5/17/2007 N/A	- - -	- - 64,369	- - 156,155	- - -	- - -	- - -	- 4,000 -	10,000 - -	$29.92 - -	$118,666 $119,680 -

Luke A. Pomilio	5/17/2007 5/17/2007 N/A	- - -	- - 66,687	- - 155,602	- - -	- - -	- - -	- 4,000 -	10,000 - -	$29.92 - -	$118,666 $119,680 -

(1)
Non-Equity Incentive Compensation represents earnings under the Company’s Executive Incentive Plan.  The target compensation represents 30% of the NEO’s salary with the exception of Mr. Woodard whose target was 40% of his salary.  The maximum compensation represents 70% of all NEO’s salary with the exception of Mr. Woodard who was entitled to up to 100% of salary under the Plan.

(2)
The amounts shown in column (i) represent the total restricted stock units awarded to the named executive officers.  Such awards vest over a period of five years and are valued at the market price of the stock on the date of grant.

(3)	The amounts shown in column (j) represent the total number of stock appreciation rights awarded to the named executive officers. These awards vest over a period of five years.

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph J. Corasanti	15,008 75,005 37,501 67,502 42,187 112,500 100,000 125,000 125,000 12,500 - - -	- - - - - - 25,000(2) - - 50,000(1) - 62,500(3) -	- - - - - - - - - - - - -	$19.83 $18.54 $16.42 $14.22 $21.01 $25.89 $17.74 $25.03 $31.40 $19.93 - $29.92 -	4/27/2009 8/24/2009 5/16/2010 5/15/2011 12/18/2011 5/14/2012 5/20/2013 5/18/2014 5/17/2015 5/16/2016 - 5/17/2017 -	- - - - - - - - - - 20,000(11) - 25,000(12)	- - - - - - - - - - $462,200 - $577,750	- - - - - - - - - - - - -	- - - - - - - - - - - - -

Robert D. Shallish, Jr.	7,504 4,502 15,005 15,000 12,000 6,000 6,000 2,000 - - -	- - - - 3,000(2) 4,000(4) 9,000(5) 8,000(6) - 10,000(7) -	- - - - - - - - - - -	$16.42 $9.17 $14.22 $25.89 $17.74 $25.03 $31.40 $19.93 - $29.92 -	5/16/2010 10/11/2010 5/15/2011 5/14/2012 5/20/2013 5/18/2014 5/17/2015 5/16/2016 - 5/17/2017 -	- - - - - - - - 3,200(11) - 4,000(12)	- - - - - - - - $73,952 - $92,440	- - - - - - - - - - -	- - - - - - - - - - -

Gerald G. Woodard (14)	- - 4,000 - - - -	2,000(2) 4,000(4) 6,000(8) 4,000(9) - 5,000(10) -	- - - - - - -	$17.74 $25.03 $31.40 $19.93 - $29.92 -	5/20/2013 5/18/2014 5/17/2015 5/16/2016 - 5/17/2017 -	- - - - 1,600(11) - 2,000(12)	- - - - $36,976 - $46,220	- - - - - - -	- - - - - - -

Daniel S. Jonas	10,000 8,000 8,000 6,000 6,000 2,000 - - -	- 2,000(2) 2,000(13) 4,000(4) 9,000(5) 8,000(6) - 10,000(7) -	- - - - - - - - -	$25.89 $17.74 $19.83 $25.03 $31.40 $19.93 - $29.92 -	5/14/2012 5/20/2013 8/11/2013 5/18/2014 5/17/2015 5/16/2016 - 5/17/2017 -	- - - - - - 3,200(11) - 4,000(12)	- - - - - - $73,952 - $92,440	- - - - - - - - -	- - - - - - - - -

Luke A. Pomilio	2,392 6,002 10,000	- - -	- - -	$16.42 $14.22 $25.89	5/16/2010 5/15/2011 5/14/2012	- - -	- - -	- - -	- - -

12,000 6,000 6,000 2,000 - - -	3,000(2) 4,000(4) 9,000(5) 8,000(6) - 10,000(7) -	- - - - - - -	$17.74 $25.03 $31.40 $19.93 - $29.92 -	5/20/2013 5/18/2014 5/17/2015 5/16/2016 - 5/17/2017 -	- - - - 3,200(11) - 4,000(12)	- - - - $73,952 - $92,440	- - - - - - -	- - - - - - -

(1)	Scheduled to vest in equal installments of 12,500 shares per year on May 16, 2008, May 16, 2009, May 16, 2010, and May 16, 2011.

(2)	Scheduled to vest on May 20, 2008.

(3)	Scheduled to vest in equal installments of 12,500 shares per year beginning on May 17, 2008 and at each May 17th thereafter through 2012.

(4)	Scheduled to vest in equal installments of 2,000 shares on May 18, 2008 and May 18, 2009.

(5)	Scheduled to vest in equal installments of 3,000 shares on May 17, 2008, May 17, 2009 and May 17, 2010.

(6)	Scheduled to vest in equal installments of 2,000 shares per year on May 16, 2008, May 16, 2009, May 16, 2010 and May 16, 2011.

(7)	Scheduled to vest in equal installments of 2,000 shares per year beginning on May 17, 2008 and at each May 17th thereafter through 2012.

(8)	Scheduled to vest in equal installments of 2,000 shares on May 17, 2008, May 17, 2009 and May 17, 2010.

(9)	Scheduled to vest in equal installments of 1,000 shares per year on May 16, 2008, May 16, 2009, May 16, 2010 and May 16, 2011.

(10)	Scheduled to vest in equal installments of 1,000 shares per year beginning on May 17, 2008 and at each May 17th thereafter through 2012.

(11)
Scheduled to vest in equal installments of 5,000 units per year for Mr. J. Corasanti, 800 units per year for Mr. Shallish, Mr. Jonas, and Mr. Pomilio and 400 units per year for Mr. Woodard on May 16, 2008, May 16, 2009, May 16, 2010 and May 16, 2011.

(12)
Scheduled to vest in equal installments of 5,000 units per year for Mr. J. Corasanti, 800 units per year for Mr. Shallish, Mr. Jonas, and Mr. Pomilio and 400 units per year for Mr. Woodard beginning on May 17, 2008 and each May 17th thereafter through 2012.

(13)	Scheduled to vest on August 11, 2008.

(14)	Gerald G. Woodard resigned from the Company effective January 30, 2008.

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)
	Option Awards (1)		Stock Awards (3)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Joseph J. Corasanti	37,512	$472,687	5,000	$150,450

Robert D. Shallish, Jr.	55,519	$649,250	800	$24,072

Gerald G. Woodard	37,510	$453,049	400	$12,036

Daniel S. Jonas	14,011	$190,717	800	$24,072

Luke A. Pomilio	19,055	$237,269	800	$24,072

(1)	Amount relates to stock option and stock appreciation right exercises during 2007.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of CONMED Corporation common stock on the date of exercise.

(3)	Amount relates to the restricted stock units vested during 2007.

(4)	Calculated by multiplying the number of shares vested by the market price of the CONMED Corporation common stock on the date of issuance.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the CONMED Corporation Retirement Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  Information regarding the Retirement Pension Plan can be found under the heading “Retirement Pension Plan” in the CD&A.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)

Joseph J. Corasanti	CONMED Corporation Retirement Pension Plan	14	$98,163	$0

Robert D. Shallish, Jr.	CONMED Corporation Retirement Pension Plan	17	$356,675	$0

Gerald G. Woodard	CONMED Corporation Retirement Pension Plan	8	$180,497	$0

Daniel S. Jonas	CONMED Corporation Retirement Pension Plan	8	$54,309	$0

Luke A. Pomilio	CONMED Corporation Retirement Pension Plan	11	$74,263	$0

Non-Qualified Deferred Compensation (1)

The table below shows the Company contributions and aggregate earnings related to the deferred compensation.  Deferred compensation is provided to Mr. J. Corasanti as described in his employment agreement.  Refer to the section title “CEO Employment Agreement” in CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)

Joseph J. Corasanti	$0	$150,000	$100,682	$0	$1,250,961

Robert D. Shallish, Jr.	$0	$0	$0	$0	$0

Gerald G. Woodard	$0	$0	$0	$0	$0

Daniel S. Jonas	$0	$0	$0	$0	$0

Luke A. Pomilio	$0	$0	$0	$0	$0

(1)	Amounts included above and also in the Summary Compensation Table include $41,765 for Mr. J. Corasanti.

(2)	Amount included above is payable over a period of up to 120 months with interest.

Potential Payments on Termination or Change-in-Control

Termination/No Change In Control

The below table represents the earnings Mr. J. Corasanti would receive if terminated on December 31, 2007 and no change in control had occurred.  The table assumes the termination occurred without just cause.

Name (1)	Salary Continuation or Severance ($) (2)	Benefits or Perquisites ($) (3)	Pension Benefit ($) (4)	Enhanced Pension Benefit ($) (5)	Deferred Compensation ($) (6)	Accelerated Option/SAR Vesting ($) (7)	Accelerated RSU Vesting ($) (7)	Total
Joseph J. Corasanti	$2,657,412	$1,200,065	$98,163	$21,035	$1,250,961	$16,379	$106,118	$5,350,133

(1)
Mr. Corasanti is entitled to earnings upon termination as defined in his employment agreement.  If Mr. Corasanti were terminated with just cause, he would be entitled to salary and benefits through the end of the month of termination, payment of deferred compensation as defined in his employment agreement and an additional pro rata amount of such deferred compensation for the year of termination.

(2)	Amount represents three multiplied by the sum of salary and the average of bonus, deferred compensation, and incentive compensation earned over the past three years.

(3)	Amount includes the present value total of all life time benefits (including life and health insurance) and the present value of total perquisites for three years.

(4)	Amount represents the accumulated pension benefit earned as of December 31, 2007.

(5)	Amount represents an additional three years of pension benefit Mr. Corasanti would be entitled to.

(6)	Amount represents the undiscounted value of deferred compensation as of December 31, 2007. This amount would be payable over a period up to 120 months with interest.

(7)
Reflects the increase in the present value of these awards resulting from the acceleration of the vesting date and elimination of the risk of forfeiture calculated in accordance with Internal Revenue Code Section 280G.

All other NEOs are subject to the severance policy as set forth for all eligible employees.  This policy allows for 1½ weeks of severance pay for each year of service, not to exceed 26 weeks.

Termination/Change In Control

This table includes amounts payable as a result of a termination following a change in control.  A change in control is defined generally as an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors.  Change in control benefits are provided in accordance with each NEO’s Change in Control Agreement.

Name	Salary Continuation or Severance ($)	Benefits or Perquisites ($)	Pension Benefit ($)	Enhanced Pension Benefit ($)	Deferred Compensation ($)	Accelerated Option/SAR Vesting ($) (7)	Accelerated RSU Vesting ($) (7)	Section 280G Gross-Up ($) (8)	Total
Joseph J. Corasanti (1)	$2,657,412	$1,200,065	$98,163 (4)	$21,035 (5)	$1,250,961 (6)	$16,379	$106,118	$2,444,662	$7,794,795

Robert D. Shallish	$1,246,695 (2)	$38,055 (3)	$0	$0	$0	$2,526	$16,978	$521,583	$1,825,837

Gerald G. Woodard	$1,494,300 (2)	$77,038 (3)	$0	$0	$0	$1,310	$8,489	$548,921	$2,130,058

Daniel S. Jonas	$1,128,894 (2)	$94,898 (3)	$0	$0	$0	$2,615	$16,978	$535,534	$1,778,919

Luke A. Pomilio	$1,122,927 (2)	$73,000 (3)	$0	$0	$0	$2,526	$16,978	$479,590	$1,695,021

(1)
Mr. Corasanti would receive the same payments and benefits as if he were terminated without just cause per his employment agreement, except he would also receive the Internal Revenue Code Section 280G Gross-up.  This is because the employment agreement has more favorable payments and benefits than his Change in Control Agreement and therefore supersedes the Change in Control Agreement.

(2)	Amount represents three multiplied by the sum of the highest salary and non-equity incentive plan compensation earned over the past twelve months.

(3)	Amount includes the present value of life and health insurance and total perquisites for three years.

(4)	Amount represents the accumulated pension benefit earned by Mr. Corasanti as of December 31, 2007.

(5)	Amount represents an additional three years of pension benefit Mr. Corasanti would be entitled to.

(6)	Amount represents the undiscounted value of deferred compensation as of December 31, 2007 for Mr. Corasanti. This amount would be payable over a period up to 120 months with interest.

(7)
Reflects the increase in the present value of these awards resulting from the acceleration of the vesting date and elimination of the risk of forfeiture calculated in accordance with Internal Revenue Code Section 280G.

(8)
Compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under Internal Revenue Code 280G. To assure that the actual economic value of change in control benefits is equivalent for all participants, the program provides for a gross-up of this tax. Amounts in this column estimate the tax gross-up assuming a change in control date of December 31, 2007 at a stock price of $23.11 per share.

Director Compensation

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.  Director compensation consists of a mix of three components:  (i) an annual retainer for non-executive directors; (ii) per meeting fees which vary based on the Committee and based on whether the director is a member of the Committee or the chair of the Committee, with the Board of Directors meeting fees varying based on whether the meeting is a full Board of Directors meeting, or a limited or so-called “phone” meeting; and (iii) equity compensation for non-employee directors.

Cash Compensation Paid to Directors

Each non-executive director receives an annual retainer of $25,000 and the Chairman receives a $50,000 annual retainer.  In addition, each board member receives $1,500 per meeting attended in person and $1,000 per meeting attended by phone or a limited meeting.  The Chairman receives $2,500 per meeting attended in person and $1,500 per meeting attended by phone or a limited meeting.  The Chairman of the Audit Committee receives $2,000 per meeting and its members receive $1,000 per meeting.  The Chairman of the Compensation Committee and the Chairman of the Corporate Governance and Nominating Committee each receive $1,000 per meeting and the respective committee members receive $500 per meeting.

Equity Compensation Awarded to Directors

Each non-employee director receives 1,000 RSUs and 2,500 SARs annually.  This equity compensation vests at 20% per year, however upon termination of service, if a director has completed one year of service, the RSUs and SARs will vest immediately.

Vice Chairman Employment Agreement

In addition to Mr. Eugene Corasanti’s role as Chairman of the Board, the Company entered into an employment agreement with Mr. E. Corasanti effective January 1, 2007 pursuant to which he is also serving as a Vice Chairman available to advise the Chief Executive Officer and to perform such other duties as required by the CEO and/or Board of Directors.  Mr. Corasanti’s salary is at least $104,000 per year, and he also receives such equity compensation as may be granted by the Compensation Committee of the Board of Directors.  Mr. E. Corasanti also began receiving the accrued deferred compensation benefit starting in 2007 that he would otherwise have received had he retired as of December 31, 2006.  The deferred compensation payout is being paid over ten years and is valued at $5,167,611 as of December 31, 2007.  In addition, Mr. E. Corasanti is entitled to certain benefits under his prior employment agreement, including health insurance, pension, disability and other benefits generally available to all Company employees, as well as the continuation of certain perquisites such as an automobile allowance, club memberships and life and health insurance benefits during Mr. E. Corasanti’s life and the life of his wife.

Prior to December 31, 2001, the Company had paid all premiums on certain split-dollar life insurance policies with face amounts totaling $1,597,567 for the benefit of Eugene R. Corasanti. The Company has not paid or accrued premiums since fiscal year 2001. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. E. Corasanti, and at December 31, 2007, the aggregate amount due the Company from Mr. E. Corasanti related to these split-dollar life insurance policies is $281,272. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. E. Corasanti’s death and the balance of the policy will be paid to Mr. E. Corasanti’s estate or beneficiaries.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene R. Corasanti	$49,500	$0	$0	$0	$0	$0	$49,500

Joseph J. Corasanti	$7,500	$0	$0	$0	$0	$0	$7,500

Bruce F. Daniels	$56,250	$8,531	$23,357	$0	$0	$0	$88,138

Jo Ann Golden	$40,750	$8,531	$23,357	$0	$0	$0	$72,638

Stephen M. Mandia	$39,750	$8,531	$23,357	$0	$0	$0	$71,638

William D. Matthews	$46,250	$8,531	$23,357	$0	$0	$0	$78,138

Stuart J. Schwartz	$34,250	$8,531	$23,357	$0	$0	$0	$66,138

Mark E. Tryniski	$28,250	$8,531	$8,471	$0	$0	$0	$45,252

(1)
Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FAS 123R with respect to restricted stock units granted in 2007.  The assumptions made in the valuation of these awards are set forth in Note 7, Shareholders’ Equity, to the Consolidated Financial Statements in Item 15 to the Company’s 2007 Annual Report on Form 10-K.

(2)
Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FAS 123R with respect to stock options and SARs granted in 2007 and prior years. The assumptions made in the valuation of these awards are set forth in Note 7, Shareholder’s Equity, to the Consolidated Financial Statements in Item 15 to the Company’s 2007 Annual Report on Form 10-K.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors, which is presently composed of Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Jo Ann Golden, William D. Matthews, Stuart J. Schwartz, Stephen M. Mandia, and Mark E. Tryniski establishes the compensation plans and specific compensation levels for Joseph J. Corasanti directly (with Messrs. E. Corasanti and J. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. Eugene R. Corasanti is the Chairman of the Board of Directors.  Joseph J. Corasanti, the President and Chief Executive Officer of the Company, also serves as a director of the Company, an officer of several of the Company’s subsidiaries and is the son of Eugene R. Corasanti.

The Company employs the following persons, who are related to certain officers of the Company in the manner indicated below. Employees who are related to officers and/or directors whose total compensation is less than $120,000 are not listed below.

Employee Name and Position	Officer(s) and/or Directors to whom Employee is Related	Relationship of Employee to Officer
David Corasanti, Program Sales	Eugene R. Corasanti	Son
Manager, Endosurgery	Joseph J. Corasanti	Brother

Alan Rust, Manager, Purchasing and Logistics	William W. Abraham	Son-in-law

Compensation for the above-referenced employees, consisting solely of salary and bonus, ranged from $121,000 to $144,000 during 2007.

In March, 2003, the Audit Committee adopted a written charter specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.  The charter requirement was incorporated into a policy in November 2003 under which requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee.   Under the policy, such related person transactions must be approved or ratified by the Audit Committee.  Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs.  The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board.  Related persons include any of our directors or executive officers, and their family members.

In considering whether to approve or ratify any related person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with our involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

INSURANCE FOR DIRECTORS AND OFFICERS

The Company has entered into directors and officers’ insurance policies with St. Paul Mercury Insurance Company, Federal Insurance Company and RSUI Group, Inc. covering the period from March 31, 2008 through May 31, 2008 at a total cost of $58,673 which covers directors and officers of the Company and its subsidiaries.

ANNUAL REPORT

The annual report for the fiscal year ended December 31, 2007, including financial statements, is being furnished with this proxy statement to shareholders of record on March 31, 2008. The annual report does not constitute a part of the proxy soliciting material and is not deemed “filed” with the SEC.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined above) and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Eugene R. Corasanti (1)	495,737	1.65
Joseph J. Corasanti (2)	802,186	2.67
Bruce F. Daniels (3)	5,762	*
Jo Ann Golden (4)	11,262	*
Daniel S. Jonas (5)	54,033	*
Stephen M. Mandia (6)	13,450	*
William D. Matthews (7)	12,500	*
Luke A. Pomilio (8)	61,990	*
Stuart J. Schwartz (9)	6,475	*
Robert D. Shallish, Jr. (10)	93,926	*
Mark E. Tryniski (11)	700	*
Directors and executive officers as a group (14 persons) (12)	1,718,629	5.71
Barclay’s Global Investors, N.A. (13) 45 Fremont Street San Francisco, California 94105	2,373,713	7.89
Brandywine Global Investment Fund Management LLC (14) 2929 Arch Street, 8th Floor Philadelphia, PA 19104	1,599,652	5.31
Dimensional Fund Advisors LP (15) 1299 Ocean Avenue Santa Monica, CA 90401	2,428,234	8.07
Wellington Management Company, LLP (16) 75 State Street Boston, Massachusetts 02109	1,670,167	5.55

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o

CONMED Corporation, 525 French Road, Utica, New York 13502

•	*	Less than 1%.

(1)
Includes 360,293 options and SARs exercisable within 60 days, and 5,200 RSUs vesting within 60 days. Also includes 8,787 shares owned beneficially by the wife of Eugene R. Corasanti.  Eugene R. Corasanti disclaims beneficial ownership of these shares.

(2)
Includes 762,203 options and SARs, exercisable within 60 days, and 10,000 RSUs vesting within 60 days.  Also includes 750 shares owned beneficially by the wife and 2,100 shares owned beneficially by the children of Joseph J. Corasanti. Joseph J Corasanti disclaims beneficial ownership of these shares.  Joseph J. Corasanti is the son of Eugene R. Corasanti.

(3)
Includes 5,000 options and SARs exercisable within 60 days and 200 RSUs vesting within 60 days. Also includes 562 shares owned beneficially by the wife of Bruce Daniels.  Bruce Daniels disclaims beneficial ownership of these shares.

(4)	Includes 9,500 options and SARs exercisable within 60 days and 200 RSUs vesting within 60 days.
(5)	Includes 51,000 options and SARs exercisable within 60 days, and 1,600 RSUs vested within 60 days.
(6)	Includes 9,500 options and SARs exercisable within 60 days and 200 RSUs vesting within 60 days.
(7)
Includes 7,000 options and SARs exercisable within 60 days and 1,000 RSUs vesting within 60 days.  As noted above, Mr. Matthews has chosen not to stand for re-election.  As Mr. Matthews has completed one year of service as a Director, his SARs and RSUs become immediately vested and therefore his Beneficial Ownership includes such SARs and RSUs.

(8)	Includes 56,394 options and SARs exercisable within 60 days, and 1,600 RSUs vesting within 60 days.
(9)	Includes 5,000 options and SARs exercisable within 60 days and 200 RSUs vesting within 60 days.
(10)	Includes 80,011 options and SARs exercisable within 60 days, and 1,600 RSUs vesting within 60 days.
(11)	Includes 500 SARs exercisable within 60 days, and 200 RSUs vesting within 60 days.
(12)
Includes 1,447,386 options and SARs exercisable within 60 days and 24,000 RSUs vesting within 60 days held by the Directors, NEOs and the executive officers of the Company.  Such 1,471,386 shares are equal to approximately 4.89% of the Common Stock outstanding. As of March 31, 2008 the Company’s directors and executive officers as a group (14 persons) are the beneficial owners of 247,243 shares which is approximately 0.82% of the Common Stock outstanding.

(13)
A Schedule 13G filed with the SEC by Barclays Global Investors, N.A. on January 10, 2008 indicates that Barclays Global Investors, N.A., Barclays Global Fund Advisors, and Barclay Global Investors, LTD beneficially own 2,373,713 shares of Common Stock by virtue of having sole voting power over 1,997,458 shares of Common Stock and sole power to dispose of 2,373,713 shares of Common Stock in their roles as investment advisors for certain funds.

(14)
An amendment to a Schedule 13G filed with the SEC by Brandywine Global Investment Management LLC on February 14, 2008 indicates beneficial ownership of 1,599,652 shares of common stock that are held of record by its clients by virtue of having sole power to vote over 1,585,327 shares and shared power to dispose of 1,599,652.  The shares are owned by Brandywine’s discretionary investment clients, none of whom individually, to its knowledge, has an economic interest in more than 5% of the common stock of the company.

(15)	A Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 6, 2008 indicates beneficial ownership of and sole power over 2,428,234 shares of common stock.
(16)
An amendment to a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2008 indicates that Wellington Management Company, LLP may be deemed to beneficially own 1,670,167 shares of Common Stock that are held of record by its clients by virtue of having shared voting power over 1,563,437 shares and shared power to dispose of 1,653,067 shares in its capacity as an investment adviser.

On March 31, 2008, there were 1,000 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 2007, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CONMED CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS—MAY 15, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	(1) Election of directors	☐	☐	☐

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.conmed.com under Investors under Shareholder Meeting Information.

The undersigned hereby appoints Joseph J. Corasanti and Daniel S. Jonas, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the “Company”) held of record by the undersigned on March 31, 2008, at the Annual Meeting of Shareholders to be held May 15, 2008, and at any adjournment thereof.

NOMINEES:
Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels,
Jo Ann Golden, Stephen M. Mandia, Stuart J. Schwartz,
and Mark E. Tryniski

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
	(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2008.	☐	☐	☐

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement, dated April 14, 2008 (the “Company’s Proxy Statement”), relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDER-SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The above signed hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon.  Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign here Co-holder (if any) sign here

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

CONMED CORPORATION 525 French Road—Utica, New York 13502

PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CONMED CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS—MAY 15, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		(1) Election of directors	☐	☐	☐

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.conmed.com under Investors under Shareholder Meeting Information.

The undersigned hereby appoints Joseph J. Corasanti and Daniel S. Jonas, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the “Company”) held of record by the undersigned on March 31, 2008, at the Annual Meeting of Shareholders to be held May 15, 2008, and at any adjournment thereof.
4 0 1 (k)

NOMINEES:
Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels,
Jo Ann Golden, Stephen M. Mandia, Stuart J. Schwartz,
and Mark E. Tryniski

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
		(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2008.	☐	☐	☐

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement, dated April 14, 2008 (the “Company’s Proxy Statement”), relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDER-SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The above signed hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon.  Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign here Co-holder (if any) sign here

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

CONMED CORPORATION 525 French Road—Utica, New York 13502

PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.